Exhibit 2.2

AMENDMENT TO THE BUSINESS COMBINATION AGREEMENT
This Amendment (this “Amendment”) is entered into as of December 13, 2020, by and among South Mountain Merger Corp., a Delaware corporation (“SMMC”), BT Merger Sub I, Inc., a Delaware corporation (“First Merger Sub”), BT Merger Sub II, LLC, a Delaware limited liability company (“Second Merger Sub”), and Factor Systems, Inc. (d/b/a Billtrust), a Delaware corporation (the “Company” and together with SMMC, First Merger Sub, and Second Merger Sub, the “Parties”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such term in the Agreement (as defined below).
Recitals
Whereas, the Parties are parties to that certain Business Combination Agreement dated October 18, 2020 (the “Agreement”);
Whereas, pursuant Section 9.03 of the Agreement, the Agreement may be amended in writing by the Parties at any time prior to the Effective Time; and
Whereas, the Parties now desire to amend the Agreement, as set forth herein.
Agreements
Now, Therefore, for and in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Agreement as follows:
1.
Directors. Notwithstanding anything to contrary in the Agreement or in any exhibit or schedule thereof, but subject to the nomination, designation and/or appointment thereof in accordance with the Agreement (including Section 2.05(b) thereof), (i) Charles Bernicker shall serve as a Class II Director of SMMC and (ii) the “Independent Director” of SMMC identified in item 7 on Section 2.05(b) of the Company Disclosure Schedule shall be Juli Spottiswood, in each case, as of immediately following the Effective Time.

2.	Form of Election.
a.	The first sentence of Section 3.02(a) is hereby amended and restated in its entirety to read as follows:
“On or prior to the Election Date, each Company Stockholder (i) entitled to receive consideration pursuant to Section 3.01(b) and (ii) who was a Company Stockholder on the date of the delivery of the Consent Solicitation Statement, shall be entitled to specify the number of such holder’s Company Shares with respect to which such holder makes a Cash Election or a Stock Election by complying with the procedures set forth in this Section 3.02; provided, that any holder of Company Options as of the date of the delivery of the Consent Solicitation Statement shall be entitled to submit, on or prior to the Election Date, a Cash Election with respect to the Company Shares underlying such holder’s Company Options as of the date of such Cash Election, provided, further, that such holder validly exercises such Company Options prior to the Election Date and otherwise complies with the procedures set forth in this Section 3.02 applicable to Company Stockholders.”
b.	The second sentence of Section 3.02(b) of the Agreement is hereby amended and restated in its entirety to read as follows:
“Concurrently with the mailing of the Consent Solicitation Statement, the Company shall mail or otherwise deliver the Form of Election to each holder of record (as of such mailing) of Company Common Stock and Company Preferred Stock.”
c.	Section 3.02(c) of the Agreement is hereby amended and restated in its entirety to read as follows:
“Any applicable Company Stockholder’s election pursuant to the Form of Election will be deemed properly made only if the Company has received at its designated office, by 5:00 p.m. (New York time) on December 31, 2020 (as such date may be rescheduled in accordance with this Section 3.02(c), the “Election Date”), a Form of Election duly, completely and validly executed and accompanied by (A) Certificates to which such Form of Election relates or (B) in the case such shares are uncertificated, any additional documents required by the procedures set forth in the Form of Election, and in each case, together with any additional documents required by the procedures set forth in the Form of Election. If, it is anticipated that the Closing will not occur on or prior to January 11, 2021, and the Agreement has not been validly terminated in accordance with Article IX, the Election Date may be delayed to a subsequent date mutually agreed by SMMC and the Company, and SMMC and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Date; provided, that such subsequent announcement shall be made at least five (5) Business Days prior to the Closing Date and the Election Date shall be at least four (4) Business Days prior to the Closing Date.”
3.	Continuing Effect. Other than as set forth in this Amendment, all of the contents of the Agreement and the Company Disclosure Schedule shall remain in full force and effect.
4.	Choice of Law. This Amendment shall be governed by and construed in accordance with the laws of the Delaware, without regard to the choice of law rules utilized in that jurisdiction.
5.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[Signature Page Follows]

In witness whereof, the parties to this Amendment have caused this Amendment to be executed and delivered as of the date first written above.
SOUTH MOUNTAIN MERGER CORP.

By:	/s/ Charles B. Bernicker
Name:	Charles B. Bernicker
Title:	Chief Executive Officer

BT MERGER SUB I, INC.

By:	/s/ Charles B. Bernicker
Name:	Charles B. Bernicker
Title:	Chief Executive Officer

BT MERGER SUB II, LLC

By:	/s/ Charles B. Bernicker
Name:	Charles B. Bernicker
Title:	Secretary
[Signature Page to Amendment]

In witness whereof, the parties to this Amendment have caused this Amendment to be executed and delivered as of the date first written above.
FACTOR SYSTEMS, INC. (D/B/A BILLTRUST)

By:	/s/ Flint Lane
Name:	Flint Lane
Title:	Chief Executive Officer
[Signature Page to Amendment]